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                                                                    EXHIBIT 3.01



                          CERTIFICATE OF INCORPORATION
                                       OF
                          VERITAS SOFTWARE CORPORATION



                                    ARTICLE I

         The name of the corporation is VERITAS Software Corporation.

                                   ARTICLE II

         The address of the registered office of the corporation in the State of Delaware is 15 E. North Street, City of Dover, County of Kent. The name of its registered agent at that address is Incorporating Services, Ltd.

                                   ARTICLE III

         The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

         The total number of shares of all classes of stock which the corporation has authority to issue is Eighty-Five Million (85,000,000) shares, consisting of two classes: Seventy-Five Million (75,000,000) shares of Common Stock, $0.001 par value per share, and Ten Million (10,000,000) shares of Preferred Stock, $0.001 par value per share.

         The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, unless a vote of any other holders is required pursuant to a certificate or certificates establishing a series of Preferred Stock.

                                    ARTICLE V

         The Board of Directors of the corporation shall have the power to adopt, amend or repeal Bylaws of the corporation.
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                                   ARTICLE VI

         Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

                                   ARTICLE VII

         To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

                                  ARTICLE VIII

         Actions shall be taken by the corporation's stockholders only at annual or special meetings of stockholders, and the corporation's stockholders shall not be able to act by written consent.

                                   ARTICLE IX

         The name and mailing address of the incorporator is Lynda M. Twomey, c/o Fenwick & West, Two Palo Alto Square, Palo Alto, California 94306.

         The undersigned incorporator hereby acknowledges that the foregoing certificate is her act and deed and that the facts stated herein are true.


Date:  January 3, 1997



                                                   /s/ Lynda M. Twomey
                                                   -----------------------------
                                                   Lynda M. Twomey, Incorporator


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